EXHIBIT 12.1

Computation of Ratio of Earnings to Fixed Charges

(dollars in thousands)

	Nine Months Ended September 30,		Year Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
Including interest in deposits
Earnings:
Pre-tax income	$5,551	$4,452	$5,844	$5,608	$5,874	$5,674	$5,069
Add: Fixed charges from below	19,610	21.309	28,891	23,288	15,474	12,537	12,379

	$25,161	$25,761	$34,735	$28,896	$21,348	$18,211	$17,448

Fixed charges:
Total interest expense	$19,610	$21,309	$28,891	$23,288	$15,474	$12,537	$12,379

Ratio of earnings to fixed charges	1.28 x	1.21 x	1.20 x	1.24 x	1.38 x	1.45 x	1.41 x

Excluding interest in deposits
Earnings:
Pre-tax income	$5,551	$4,452	$5,844	$5,608	$5,874	$5,674	$5,069
Add: Fixed charges from below	4,279	4,825	6,612	6,383	3,565	2,784	1,483

	$9,830	$9,277	$12,456	$11,991	$9.439	$8,458	$6,552

Fixed charges:
Total interest expense excluding interest paid on deposits	$4,279	$4,825	$6,612	$6,383	$3,565	$2,784	$1,483

Ratio of earnings to fixed charges	2.30 x	1.92 x	1.88 x	1.88 x	2.65 x	3.04 x	4.42 x